Exhibit 99.1

GEE ANNOUNCES STRONG SECOND QUARTER 2016 RESULTS

•	Closed acquisition of Emerging Markets Communications (“EMC”), positioning GEE as a leader in providing connectivity and media to mobile satellite services users (see July 27, 2016 press release)

•	Achieved record aviation Connectivity service revenue and installed the Airconnect system on 30 aircraft, the most quarterly installs since the formation of GEE

•	Signed contract with Avianca Brasil to provide inflight connectivity to the carrier’s full fleet utilizing the combined technology and network assets of GEE and EMC

•	Launched new products to the maritime industry, including deploying Airtime, GEE’s digital media and Wi-Fi portal, aboard a cruise ship operator utilizing EMC’s onboard connectivity system

LOS ANGELES, CA, August 8, 2016 - Global Eagle Entertainment Inc. (Nasdaq: ENT) ("Global Eagle", "GEE" or the "Company"), a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land, today announced financial results for its second quarter ended June 30, 2016. GEE posted revenue of $112.3 million in Q2 2016, up 10% compared to the prior year period, driven by Connectivity revenue growth of 17% to $33.6 million. The Company recorded a net loss of $38.2 million, driven by accruals for litigation settlement costs, and Adjusted EBITDA* of $11.2 million.

“GEE posted strong results for the second quarter. Aviation Connectivity service revenue reached a record level, driven by higher usage rates, international expansion and a record number of installations of our Airconnect system. In addition, we recently added Avianca Brasil as a new Connectivity customer,” said Dave Davis, CEO of GEE. “Our Content segment continues its steady growth by offering new services to customers and winning new contracts.”

With the closing of the EMC acquisition, GEE has expanded its addressable market to include satellite-based connectivity and media solutions to the maritime and hard-to-reach land markets. GEE’s revenue base will now be split approximately equally between media content and connectivity sales and it will operate three service lines: Media & Content, Aviation, and Maritime & Land. Media & Content are part of GEE’s Content operating segment, and Aviation and Maritime & Land are part of GEE’s Connectivity operating segment.

“The acquisition of EMC positions GEE as a leader in supplying satellite-based connectivity and media to the rapidly growing global mobility market,” continued Davis. “The integration process is well underway as we work towards our goal of $40 million in annual cost synergies in 2018 and thereafter. Further, we’ve already launched our products into new verticals, such as the installation of GEE’s Airtime digital media and Wi-Fi portal onboard an EMC cruise line customer.”

Second Quarter 2016 Results Summary

Q2 2016 net loss was $38.2 million and Adjusted EBITDA was $11.2 million. During the second quarter, GEE increased investment in sales and marketing and product development by $3.5 million year-over-year. Increases in product development were made to support the Airconnect Global antenna, Boeing line-fit initiatives, new STC certifications, the rollout of new operations solutions products, and the implementation of a new content handling system. These increased expenses were partially offset by growth in higher margin Connectivity services revenue, driven by higher take rates and passenger volume. The net loss of $38.2 million was primarily driven by an increase in music litigation settlement reserves of $38.1 million. This increase in reserves reflects the substantial completion of settlement negotiations with major record labels regarding legacy sound recording liabilities. We expect to enter into settlement agreements with those labels in Q3 2016.

Capital expenditures for Q2 2016 totaled approximately $14.2 million, inclusive of $4.9 million for satellite transponder purchases announced in Q1 2016 but paid for in Q2 2016. Total capital expenditures year-to-date through Q2 2016 reached $17.6 million. The Company finished Q2 2016 with approximately $196.7 million in cash and $82.5 million in convertible debt (inclusive of $12.3 million of debt classified as equity).

Segment Results

Content segment revenue grew by $4.9 million, or 7%, to $78.7 million in Q2 2016 versus $73.8 million in Q2 2015. The growth was driven by the addition of new customers and recent acquisitions, offset by a previously anticipated reduction in content distribution revenue. Content distribution revenue is expected to improve to a more normalized level in Q3 2016 as more high value films are delivered to customers. The reduction in Q2 2016 Content revenue relative to Q1 2016 was driven by the seasonal impact of reduced content refresh cycles, which will reverse in Q3 2016 with more billing cycles in that quarter. While Content revenue was up year-over-year, Content segment contribution margin was flat at $25.8 million, largely due to lower content distribution revenue. The Company expects Content contribution margin to improve in the second half of 2016 due to an improved slate of titles. Approximately 95% of GEE’s content revenue today is derived from the aviation market. The acquisition of EMC provides a greatly expanded opportunity to provide more media products to the maritime and land verticals.

Connectivity segment revenue increased by $5.0 million, or 17%, to $33.6 million in Q2 2016 versus $28.6 million in Q2 2015. This was driven by a $2.6 million increase in Connectivity service revenue and a $2.4 million increase in Connectivity equipment revenue. The increase in Connectivity service revenue was driven by a number of factors. These include an increase in the number of connected planes, the addition of new services to international customers and higher usage rates for our Wi-Fi Internet services. The increase in Connectivity equipment revenue included new Electronic Flight Bag (EFB) equipment sales and sales of Airtime streaming IFE equipment. Connectivity segment contribution margin in Q2 2016 increased by $0.8 million versus Q2 2015, due to better equipment margin from sales of EFB products and offset by the costs of adding satellite capacity, largely in international regions, as well as a decrease in sponsorship revenue. The combined company expects to derive approximately 40% of its Connectivity service revenue from the aviation market, 40% from maritime markets and the remainder from land-based and other verticals.

Recent Highlights

•	Closed acquisition of Emerging Markets Communications ("EMC") [see separate press release]. The acquisition provides:

•	An unparalleled portfolio of products and services tailored to mobility markets, including global connectivity, media content in 47 languages, live television, travel and entertainment apps, user interface platforms and data capture and operations analytics tools

•	Forecasted annual cost synergies of $40 million in 2018 and thereafter, with the majority expected to come from network efficiencies, including the ability to optimize bandwidth costs through a consolidation of existing network assets, as well as better capacity utilization

•	A global sales force and support organization that reaches all major mobility verticals including aviation, maritime, energy and remote locations

•	A satellite and ground-based network infrastructure that can provide customers with connectivity and media across multiple frequency bands anywhere in the world

•	Proprietary, patented technologies that enhance the connected traveler's user experience and reduce costs across market verticals

•	A diversified revenue base with over 400 customers, balanced between media and connectivity, and over half of all revenue coming from international markets

•	Engineering, technical and managerial resources to effectively drive new product development, program management, product maintenance, and field support

•	Signed contract with Avianca Brasil to provide inflight connectivity to the carrier’s full fleet of over 40 aircraft. GEE has been the provider of inflight entertainment content services to Avianca Brasil and its partner airline, Avianca, since June 2015

•	Launched new services and products to the cruise industry:

•	Providing four additional live television channels to EMC’s cruise operator customers

•	Deployed Airtime, GEE' s award winning digital media portal, to a cruise operator utilizing EMC’s maritime connectivity product

•	Signed new distribution deal with QYou to expand the content distribution portfolio

•	Substantially completed negotiations with major record labels and airlines to settle legacy sound recording liabilities, and expect to enter into settlement agreements in Q3.

•	Launching DASH, an automated content handling system designed to reduce the costs of processing and distributing media

•	Launched fully operational service on flydubai, with a full fleet rollout expected in the next 6-9 months

•	Added four new customers for electronic flight bag (EFB) data interfaces and powered mounting systems and two new customers for operations solutions products

•	Announced the real-time integration of connected aircraft data streams with GEE’s masFlight airline operations data platform, providing airline executives and operations managers with the most current and complete views of flight performance

•	GEE continues to forecast over 100 new installations for full-year 2016

•	Ramp expected in the second half of 2016 versus the first half, with GEE forecasting continued record installations in the second half of 2016

Business Outlook

GEE is updating its full-year 2016 guidance given its acquisition of EMC. Had GEE not closed the EMC acquisition prior to releasing earnings, it would have reiterated its prior 2016 guidance. The new guidance is as follows:

•	Revenue of $545-575 million

•	Adjusted EBITDA* of $80-92 million

•	Capital expenditures in the range of $40-45 million

* With respect to projected full year 2016 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes, purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Webcast

Global Eagle will host a webcast to discuss its second quarter 2016 results on Monday, August 8, 2016 at 5:00 p.m. ET (2:00 p.m. PT). GEE will make the webcast available on the Investor Relations section of its website at http://investors.geemedia.com/events.cfm, along with a supplementary slide presentation also available on that section of the website. GEE will archive a webcast replay and the slide presentation on its website for 30 days following the event.

About Global Eagle

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, GEE offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and approximately 50 offices on six continents, GEE delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.geemedia.com.

Contact:

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com

pr@geemedia.com

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure, as a measure of our performance. The presentation of Adjusted EBITDA is not intended to be considered in isolation from, or as a substitute for, or superior to, net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity. For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” at the end of this release.

Adjusted EBITDA is one of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is one of the primary measures used by the compensation committee of our board of directors to establish the funding targets for our annual bonus pool for our employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as net income (loss) attributable to common stockholders before, when applicable, net income (loss) attributable to non-controlling interests, income tax expense (benefit), other (income) expense, depreciation and amortization, as further adjusted to eliminate the impact of, when applicable, stock-based compensation, acquisition and realignment costs, restructuring charges, foreign exchange gain (loss) on intercompany loans and any gains or losses on certain asset sales or dispositions. Other income (expense), acquisition and realignment costs and restructuring charges include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) legal settlements or reserves for legal settlements in the period that pertain to matters existing at acquired companies, (e) changes in the fair value of our derivative financial instruments, (f) interest expense associated with our debt and (g) any restructuring charges in the period pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2016 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes, purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items do have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Cautionary Note Concerning Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our ability to achieve synergies from the EMC transaction, our earnings, Adjusted EBITDA, revenues, expenses, capital expenditures, aircraft connectivity installations or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: our ability to integrate our acquired businesses, the ability of our business to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; any delay or inability to realize the expected benefits and synergies of the EMC acquisition; our assumption of EMC’s outstanding indebtedness and the costs relating thereto; our compliance with the covenants in our credit facilities; the risk that disruptions from the EMC acquisition will harm our business, including customer retention risk; competitive responses to the EMC acquisition; our ability to effectively protect EMC’s intellectual property rights; the ability of our customer Southwest Airlines to maintain a sponsor for its “TV Flies Free” offering and our ability to replicate this model through other sponsorship alliances; the outcome of any legal proceedings pending or that may be instituted against us, our subsidiaries, or third parties to whom we owe indemnification obligations; costs associated with defending and/or settling pending or future intellectual property infringement actions and other litigation or claims, and our failure to complete negotiations with major record labels to settle legacy sound recording liabilities on contemplated terms; our ability to recognize and timely implement future technologies in the aviation, maritime and land satellite connectivity and remote-communications space, including GSM and Ka-band system development and deployment; our ability to capitalize on investments in developing our service offerings, including our long-term project with QEST to develop global antenna technologies; significant product development expenses associated with our long-term line-fit initiatives; our ability to deliver end-to-end network performance sufficient to meet increasing airline and maritime customer and passenger demand; our ability to obtain regulatory approval on a timely basis for the use of our equipment on aircraft and maritime vessels; our ability to obtain and maintain international authorizations to operate our service over the airspace or terrestrial waters of foreign jurisdictions; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively identify and license television and media content that passengers will purchase; a decrease in the media content onboard IFE systems and/or the discontinuance of the use of IFE systems indefinitely due to the emergence and increase in the use of hand-held personal devices by airline and maritime passengers; general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable; our ability to obtain and maintain licenses for content used on legacy installed IFE systems, or our failure to have the appropriate intellectual-property licenses for our business; the loss of, or failure to realize benefits from, agreements with our airline and maritime partners; the loss of relationships with original equipment manufacturers or dealers; unfavorable economic conditions in the airline and maritime industries and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline, maritime and land-based partners or successfully partner with satellite service providers, including Intelsat, Hughes Network Systems and SES; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; the result of ongoing tax audit that could result in reduction of tax carryforwards; the limited operating history of our connectivity and in-flight television and media products; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international plan of expansion; fluctuation in our operating results; the demand for in-flight broadband Internet access services and market acceptance for our products and services; our ability to generate sufficient cash flow to make payments on our indebtedness; our incurrence of additional indebtedness in the future; our ability to repay the convertible notes at maturing or to repurchase the convertible nets upon a fundamental change or at specific repurchase dates; the effect of the conditional conversion feature of the convertible notes; the loss of management and other key employees; substantial non-recurring transaction, regulatory and integration costs and/or unknown liabilities; sales of our stock in the future by shareholders of EMC, which will hold a substantial portion of our outstanding securities, and the resulting effect on the price of our common stock; changes in laws or regulations that apply to us or our industry; the execution and compliance costs relating to new regulatory and compliance frameworks , new market risks and operations in new geographies; and general economic and business conditions that affect the combined company following the transaction and other risks and uncertainties set forth in this release and in our most recent Annual Report on Form 10-K and subsequently filed reports on Form 10-Q.

Financial Information

The table below presents financial results for the three and six month periods ended June 30, 2016 and 2015.

Global Eagle Entertainment Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$112,265	$102,376	$226,082	$202,681
Operating expenses:
Cost of sales	75,086	66,083	151,854	135,509
Sales and marketing	6,491	4,964	11,163	8,239
Product development	8,416	6,451	17,162	13,681
General and administrative	18,447	17,576	37,667	35,695
Provision for legal settlements	38,142	750	40,143	750
Restructuring charges	—	—	—	302
Amortization of intangible assets	7,486	6,005	14,889	11,988
Total operating expenses	154,068	101,829	272,878	206,164
Loss from operations	(41,803)	547	(46,796)	(3,483)
Other income (expense), net:
Interest expense, net	(613)	(583)	(1,417)	(828)
Change in fair value of financial instruments	10,926	14,789	16,791	15,743
Other (expense) income, net	(5,934)	(443)	(5,254)	(1,239)
(Loss) income before income taxes	(37,424)	14,310	(36,676)	10,193
Income tax expense	736	1,323	3,896	637
Net (loss) income	$(38,160)	$12,987	$(40,572)	$9,556
(Loss) earnings per share
Basic	$(0.49)	$0.17	$(0.52)	$0.12
Diluted	$(0.49)	$(0.02)	$(0.52)	$(0.08)

Weighted average common shares – basic	78,127	77,111	78,385	76,993
Weighted average common shares – diluted	78,127	78,518	78,385	78,623

Global Eagle Entertainment Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$196,709	$223,552
Accounts receivable, net	88,649	93,449
Inventories	18,014	14,998
Prepaid and other current assets	29,675	27,209
Content library, net	20,529	16,083
Property, plant and equipment, net	49,422	39,066
Goodwill	93,037	93,796
Intangible assets	102,595	117,684
Other non-current assets	16,831	12,024
Total assets	$615,461	$637,861
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$159,671	$118,530
Deferred revenue	12,858	16,794
Derivative warrant liabilities	7,284	24,076
Notes payable and accrued interest	70,461	70,564
Deferred tax liabilities	20,385	22,324
Other liabilities	33,482	31,812
Total liabilities	304,141	284,100
Stockholders’ Equity:
Common stock, treasury stock and additional paid-in capital	656,347	658,045
Subscriptions receivable	(541)	(528)
Accumulated deficit	(344,029)	(303,457)
Accumulated other comprehensive loss	(457)	(299)
Total stockholders’ equity	311,320	353,761
Total Liabilities and Stockholders’ Equity	$615,461	$637,861

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted EBITDA:
Net (loss) income	$(38,160)	$12,987	$(40,572)	$9,556
Income tax expense	736	1,323	3,896	637
Other (income) expense (1)	(4,379)	(13,764)	(10,120)	(13,677)
Depreciation and amortization	11,046	8,180	21,595	16,345
Stock-based compensation	2,193	1,552	4,262	4,102
Acquisition and realignment costs (2)	39,788	1,965	42,463	3,141
Restructuring charges (3)	—	—	—	302
Adjusted EBITDA	$11,224	$12,243	$21,524	$20,406

(1)	Other (income) expense principally includes the change in fair value of our derivative financial instruments of approximately ($10.9) million and ($14.8) million for the three months ended June 30, 2016 and 2015, respectively, and ($16.8) million and ($15.7) million for the six months ended June 30, 2016 and 2015, respectively; interest expense associated with our debt; and one-time write-offs of a third party loan of ($4.6) million and fixed asset of ($0.9) million during the three and six months ended June 30, 2016. Management does not consider these costs to be indicative of our core operating results.
(2)	Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities and (d) legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date. Management does not consider these costs to be indicative of our core operating results.
(3)	Includes restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.

Global Eagle Entertainment Inc.

Revenue, Contribution Margin, and Adjusted EBITDA

(In millions)

(Unaudited)

	Q2'16	Q2'15	% Change
Revenue
Connectivity:
Licensing and Services (1)	$27.2	$24.6	11%
Equipment (2)	6.4	4.0	60%
Total Connectivity Revenue	33.6	28.6	17%
Content:
Licensing and Services (3)(4)	78.7	73.8	7%
Total Content Revenue	78.7	73.8	7%
Total Revenue	$112.3	$102.4	10%

Cost of Sales
Connectivity	22.2	18.0	23%
Content	52.9	48.0	10%
Total Cost of Sales	75.1	66.0	14%

Contribution Profit
Connectivity	11.4	10.6	8%
Content	25.8	25.8	—%
Total Contribution Profit	37.2	36.4	2%
Contribution Margin (%)
Connectivity	34%	37%	(3)%
Content	33%	35%	(2)%
Total Contribution Margin	33%	36%	(3)%
Adjusted EBITDA*	$11.2	$12.2	(8)%

(1)	Represents Wi-Fi, TV, VOD, music, shopping and travel-related revenue sold through our Connectivity platform, and to lesser extent from operations data solutions.
(2)	Represents sales of satellite based connectivity equipment, and to lesser extent from the sales of electronic flight bag equipment.
(3)	Represents revenue principally generated through the sale or license of media content, video and music programming, applications, and video games to customers.
(4)	Content services revenue includes various services generally billed on a time and materials basis such as encoding, quality assurance and editing of media content and related services.

Global Eagle Entertainment Inc.

Segment Revenue and Contribution Profit

(In thousands)

(Unaudited)

Segment revenue, expenses and contribution profit for the three and six month periods ended June 30, 2016 and 2015 derived from the Company's Connectivity and Content segments were as follows:

	Three Months Ended June 30,
	2016			2015
	Content	Connectivity	Consolidated	Content	Connectivity	Consolidated
Revenue:
Licensing and Services	$78,710	$27,170	$105,880	$73,814	$24,563	$98,377
Equipment	—	6,385	6,385	—	3,999	3,999
Total Revenue	78,710	33,555	112,265	73,814	28,562	102,376
Operating Expenses:
Cost of Sales
Licensing and Services	52,940	17,195	70,135	48,047	14,378	62,425
Equipment	—	4,951	4,951	—	3,658	3,658
Total Cost of Sales	52,940	22,146	75,086	48,047	18,036	66,083
Contribution Profit	25,770	11,409	37,179	25,767	10,526	36,293
Other Operating Expenses			78,982			35,746
(Loss) income from Operations			$(41,803)			$547

	Six Months Ended June 30,
	2016			2015
	Content	Connectivity	Consolidated	Content	Connectivity	Consolidated
Revenue:
Licensing and Services	$162,316	$51,395	$213,711	$145,463	$46,764	$192,227
Equipment	—	12,371	12,371	—	10,454	10,454
Total Revenue	162,316	63,766	226,082	145,463	57,218	202,681
Operating Expenses:
Cost of Sales
Licensing and Services	108,577	32,952	141,529	98,049	28,076	126,125
Equipment	—	10,325	10,325	—	9,384	9,384
Total Cost of Sales	108,577	43,277	151,854	98,049	37,460	135,509
Contribution Profit	53,739	20,489	74,228	47,414	19,758	67,172
Other Operating Expenses			121,024			70,655
Loss from Operations			$(46,796)			$(3,483)